Exhibit 99.1

News Release

Contact: Michael Mitchell, (513) 784-8959, mmitchell@chiquita.com

CHIQUITA BRANDS INTERNATIONAL ANNOUNCES PRICING OF

$250 MILLION AGGREGATE PRINCIPAL AMOUNT OF SENIOR NOTES

CINCINNATI – Sept. 22, 2004 — Chiquita Brands International, Inc. (NYSE: CQB) announced today the pricing of an offering of $250 million aggregate principal amount of its Senior Notes. The Notes are to bear interest at 7.5% per annum and mature on Nov. 1, 2014. The transaction is expected to close on Sept. 28, 2004. The company intends to use the net proceeds from the offering, together with available cash, to fund its previously announced tender offer and consent solicitation for its $250 million aggregate principal amount of 10.56% Senior Notes due 2009.

The notes were offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and outside the United States pursuant to Regulation S under the Securities Act. The notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

This press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such an offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

Chiquita Brands International, Inc. is a leading international marketer, producer and distributor of high-quality bananas and other fresh produce, which are sold under Chiquita® premium brands and related trademarks. The company is one of the largest banana producers in the world and a major supplier of bananas in Europe and North America. The company also distributes and markets fresh-cut fruit and other branded, value-added fruit products. Additional information is available at www.chiquita.com.

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